Exhibit 99.1

NEWS RELEASE

Contacts:
Investor: Patrick Fossenier	1+ 734-757-1557
News Media: Gary Frantz	1+ 734-757-1558
CON-WAY INC. REPORTS 2014 FIRST-QUARTER RESULTS
ANN ARBOR, Mich. -April 30, 2014- Con-way Inc. (NYSE:CNW) today reported 2014 first quarter net income of $12.9 million, or 22 cents per diluted share. The results compare to first quarter 2013 net income of $14.0 million, or 25 cents per diluted share.
On a non-GAAP basis, earnings per diluted share were 20 cents in the 2014 first quarter compared to 18 cents in last year’s first quarter. (Non-GAAP items, consisting solely of tax-related adjustments, are detailed in the attached reconciliation.)
Operating income in the first quarter was $33.1 million compared to $31.6 million earned in the first quarter a year ago. Results for this year’s first quarter were adversely affected by severe winter weather, which reduced 2014 first-quarter operating income by an estimated $20 million. Revenue for the first quarter was $1.37 billion up from $1.34 billion a year ago.
Con-way’s first-quarter effective tax rate was 32.9 percent, compared to 16.5 percent for the same period in 2013. Both periods included discrete and other tax adjustments that impacted the effective tax rate (presented in the attached reconciliation). In the first quarter of 2013, Con-way recognized $3.4 million of discrete tax benefits, consisting mainly of the effect of the 2012 alternative fuel credit, which was extended by legislation enacted in early 2013. This tax credit is currently not available for 2014.
Commenting on the quarter’s results, Douglas W. Stotlar, Con-way’s president and CEO, said: “The harsh weather clearly impacted our first quarter results. However, we exited the quarter in a strong demand environment with improving operating fundamentals.”

Segment results in the first quarter for Con-way’s principal operations were as follows:
FREIGHT
For the first quarter of 2014, Con-way Freight, the company’s less-than-truckload (LTL) operation, reported:

•	Revenue of $848.0 million, a 2.5 percent increase over last year’s first quarter revenue of $827.5 million. The revenue growth was primarily attributable to improved yield.

•
Operating income of $18.6 million, a 15.9 percent increase over the $16.0 million earned in the year-ago period. The severe winter weather negatively affected operating income by an estimated $18 million.

•	Revenue per hundredweight, or yield, increased 1.0 percent from the previous-year first quarter. Excluding the fuel surcharge, yield also rose 1.0 percent.

•	Tonnage per day increased 0.3 percent compared to the 2013 first quarter.

•	Operating ratio of 97.8 in the 2014 first quarter compared to 98.1 in the previous-year period.
“Con-way Freight focused on ensuring the safety of employees as it managed through challenging operating conditions,” Stotlar said. “As the quarter progressed, demand strengthened which supported a firm pricing environment.”
LOGISTICS
For the first quarter of 2014, Menlo Worldwide Logistics, the company’s global logistics and supply chain management operation, reported:

•
Revenue of $406.4 million, up 3.6 percent from the prior-year first quarter revenue of $392.4 million. Higher revenue primarily reflected an increase in warehouse management services partially offset by a decrease in transportation management services.

•	Net revenue of $182.5 million, a 16.1 percent increase from $157.2 million in the prior-year first quarter driven by the growth in warehouse management services.

•
Operating income of $6.2 million, compared to last year’s first quarter operating income of $6.5 million. Lower operating income included the effect of the change in mix between warehouse management services and transportation management services.

“Menlo is winning new business and expanding with current customers,” Stotlar noted. “Our logistics company continues to implement actions to increase efficiencies using its lean processes. We expect Menlo to show incremental profit improvement as the year progresses.”

TRUCKLOAD
For the first quarter of 2014, Con-way Truckload reported:

•
Revenue of $156.0 million, compared to last year’s first-quarter revenue of $157.0 million. Lower revenue included the effects of a 1.1 percent decline in loaded miles partially offset by a 0.4 percent increase in revenue per loaded mile, excluding fuel surcharge.

•	Operating income of $6.4 million, down from the $10.0 million earned in the previous-year period. Severe winter weather impacted 2014 first-quarter operating income by an estimated $2 million.

•	Empty miles were 10.0 percent, compared to 9.7 percent in the previous-year first quarter.

•	Operating ratio exclusive of fuel surcharges of 94.7, compared to 91.8 in the first quarter of 2013.
“The difficult operating environment impacted efficiency, maintenance, fuel cost and asset utilization at Con-way Truckload,” Stotlar noted. “However, as the quarter concluded, operations began to normalize, demand improved and the pricing environment strengthened. At the same time, driver retention and recruiting continues to be challenging.”
CORPORATE AND ELIMINATIONS
Corporate and Eliminations includes the company’s trailer manufacturing unit as well as other corporate activities. These activities produced operating income of $1.9 million in the first quarter of 2014 compared to an operating loss of $0.9 million in the first quarter of 2013.
INVESTOR CONFERENCE CALL
Con-way will host a conference call for the investment community tomorrow, Thursday, May 1, beginning at 8:30 a.m. Eastern Time. The call can be accessed by dialing (866) 874-4749 or (706) 643-3632 (for international callers) and is expected to last approximately one hour. The call will also be available through a live internet webcast at www.con-way.com, in the investors section.
An audio replay will be available for two weeks following the call by dialing (855) 859-2056 or (404) 537-3406 (for international callers) and using access code 24785305. An Internet replay and podcast of the presentation will also be available at the Con-way site.
ABOUT CON-WAY INC. -- Con-way Inc. (NYSE:CNW) is a $5.5 billion freight transportation and logistics services company headquartered in Ann Arbor, Mich. Con-way delivers industry-leading services through its primary operating companies of Con-way Freight, Con-way Truckload and Menlo Worldwide Logistics. These operating units provide high-performance, day-definite less-than-truckload (LTL), full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services. Con-way also operates a trailer refurbishing and manufacturing company which supplies trailing equipment to the company’s trucking fleets. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit www.con-way.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items, all statements of the plans, strategies, expectations or objectives of Con-way’s management for future operations or other future items, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any legal and other claims and proceedings that may be brought by or against Con-way, any statements regarding future economic conditions or performance, any statements regarding strategic acquisitions, any statements of estimates or belief, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, increasing competition and pricing pressure, the creditworthiness of Con-way's customers and their ability to pay for services rendered, changes in fuel prices or fuel surcharges, the possibility that Con-way may, from time to time, be required to record impairment charges for goodwill, intangible assets and other long-lived assets, the possibility of defaults under Con-way's revolving credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), uncertainty in the credit markets, including the effect on Con-way’s ability to refinance indebtedness as and when it becomes due, labor matters, enforcement of and changes in governmental regulations or legislation which potentially could result in an adverse impact on the company, environmental and tax matters, and matters relating to Con-way's defined benefit pension plans, including the effect on the plans of changes in discount rates and in the value of plan assets. The factors included herein and in Item 1A of Con-way's 2013 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations. Any forward-looking statements speak as of the date of this news release and are subject to change. Con-way does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Con-way Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
(Dollars in thousands, except per share data)	March 31,
	2014	2013
Revenue
Freight	$848,027	$827,536
Logistics	406,365	392,357
Truckload	156,010	157,003
Corporate and Eliminations	(41,559)	(40,732)
	$1,368,843	$1,336,164
Operating Income (Loss)
Freight	$18,565	$16,024
Logistics	6,174	6,532
Truckload	6,380	9,955
Corporate and Eliminations	1,943	(912)
	33,062	31,599
Other Income (Expense)	(13,840)	(14,824)
Income before Income Tax Provision	19,222	16,775
Income Tax Provision	6,329	2,770
Net Income	$12,893	$14,005

Weighted-Average Common Shares Outstanding
Basic	56,957,433	56,096,637
Diluted	57,540,068	56,731,972
Earnings per Common Share
Basic	$0.23	$0.25
Diluted	$0.22	$0.25

Con-way Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended
(Dollars in thousands, except per share data)	March 31,
	2014	2013
Net Income and EPS:
Net Income (GAAP)	$12,893	$14,005

Tax-Related Reconciling Items
Discrete and other tax adjustments	1,360	3,521
	1,360	3,521

Net Income (Adjusted Non-GAAP)	$11,533	$10,484

Diluted Shares Outstanding	57,540,068	56,731,972
Earnings per Diluted Common Share (Adjusted Non-GAAP)	$0.20	$0.18

Logistics' Net Revenue:
Revenue (GAAP)	406,365	392,357
Purchased transportation expense	(223,875)	(235,200)
Net revenue (Adjusted Non-GAAP)	$182,490	$157,157

Information About Non-GAAP Financial Measures:
Con-way provides financial measures such as adjusted net income, adjusted earnings per share and net revenue as additional information to investors. These measures are not in accordance with generally accepted accounting principles in the United States ("GAAP"). Con-way's non-GAAP financial measures are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Con-way believes that the non-GAAP financial measures provide meaningful information to assist management and investors and analysts in understanding Con-way's financial results because they exclude items that may not be indicative or are unrelated to Con-way's core operating results. However, because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures across companies. Investors are strongly encouraged to review Con-way's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Con-way Inc.
Consolidated Condensed Balance Sheets
	March 31,	December 31,
(Dollars in thousands)	2014	2013
	(Unaudited)
Assets
Current assets	$1,230,308	$1,207,781
Property, plant and equipment, net	1,638,013	1,656,833
Other assets	415,812	415,317
Total Assets	$3,284,133	$3,279,931

Liabilities and Shareholders' Equity
Current liabilities	$761,760	$745,951
Long-term debt and capital leases	736,648	735,340
Other long-term liabilities and deferred credits	636,609	659,951
Shareholders' equity	1,149,116	1,138,689
Total Liabilities and Shareholders' Equity	$3,284,133	$3,279,931